EXHIBIT 11

                       COMPUTATIONS OF EARNINGS PER SHARE

                               Three Months Ended

                                December 31, 2000


                                                Less
                           Total Shares      Unallocated     Shares Used For
                           Outstanding       ESOP Shares     EPS Calculation
                           ------------      -----------     ---------------
  September 30, 2000        1,162,320           51,904          1,110,416
  October 31, 2000          1,162,320           51,904          1,110,416
  November 30, 2000         1,162,320           51,904          1,110,416
  December 31, 12000        1,162,320           51,904          1,110,416


           Weighted average number of shares outstanding for
           the quarter ended December 31, 2000, for earnings
           per share calculation                                     1,110,416
                                                                     ---------

           Stock options outstanding at December 31, 2000:             151,776
                                                                       -------

           Weighted average exercise price of stock
           options:                                            $9.39 per share
                                                               ---------------

           Weighted average exercise price of dilutive stock
           options:                                            $8.50 per share
                                                               ---------------

           Average stock price for three month period:
           ended December 31, 2000                                      $8.656
                                                                        ------

                                                       Three Months Ended
                                                           December 31,

Basic Earnings Per Share                              2000             1999
------------------------                              ----             ----

Income available to common stockholders             $49,052          $93,758
                                                    =======          =======

Weighted average number of common shares
    outstanding for basic EPS calculation         1,110,416        1,195,082
                                                  =========        =========

         Basic Earnings Per Share                      $.04             $.08
                                                       ====             ====

Diluted Earnings Per Share
--------------------------

Income available to common stockholders             $49,052          $93,758
                                                    =======          =======

Weighted average number of common shares
    outstanding for basic EPS calculation         1,110,416        1,195,082

Weighted average common shares issued
    under stock option plans                          4,500          148,451

Less weighted average shares assumed
    repurchased with proceeds                       (4,419)        (116,534)
                                                    -------        ---------

Weighted average number of common shares
    outstanding for diluted EPS calculation       1,110,497        1,226,999
                                                  =========        =========

         Diluted Earnings Per Share                    $.04             $.08
                                                       ====             ====